Exhibit 99.1

Contact: Marie Castro (858) 560 -3399

News Release

REMEC Announces The Resignation of Ernst & Young LLP

SAN DIEGO, CA — September 30, 2004 — REMEC, Inc. (NASDAQ: REMC) today announced the resignation of Ernst & Young LLP as the Company’s independent accounting firm. Ernst & Young gave no explanation for the resignation, which will be effective no later than the completion of its review of the Company’s interim financial information for the three and nine months ending October 29, 2004.

The reports of Ernst & Young on the Company’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The Company has had no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

REMEC has commenced a search for a new independent accounting firm.

Additional information will be provided in a filing to be made with the Securities and Exchange Commission today.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.